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                                   EXHIBIT 2.1

================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION



                                   dated as of


                                December 22, 1997


                                  by and among


                           GIGA-TRONICS INCORPORATED,


                                GIGA MICRO CORP.


                                       and



                                MICROSOURCE, INC.

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                                TABLE OF CONTENTS

 RECITALS....................................................................1

 ARTICLE I  THE MERGER.......................................................2

        Section 1.01. The Merger.............................................2

        Section 1.02. Conversion of Shares...................................2

        Section 1.03. Exchange of Certificates...............................4

        Section 1.04. Dissenting Shares......................................6

        Section 1.05. Fractional Shares......................................6

        Section 1.06. Microsource Options....................................6

        Section 1.07. Escrow Agreement.......................................7

 ARTICLE II THE SURVIVING CORPORATION........................................9

        Section 2.01. Articles of Incorporation..............................9

        Section 2.02. Bylaws.................................................9

        Section 2.03. Directors and Officers.................................9

 ARTICLE III  REPRESENTATIONS AND WARRANTIES OF MICROSOURCE..................9

        Section 3.01. Corporate Existence and Power..........................9

        Section 3.02. Corporate Authorization................................9

        Section 3.03. Governmental Authorization............................10

        Section 3.04. Non-Contravention.....................................10

        Section 3.05. Capitalization........................................11

        Section 3.06. Subsidiaries and Investments..........................11

        Section 3.07. Financial Statements..................................11

        Section 3.08. Absence of Changes or Events.  Since..................12

        Section 3.09. No Undisclosed Liabilities............................14

        Section 3.10. Litigation............................................14
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
        Section 3.11 Taxes..................................................14

        Section 3.12 Insurance..............................................15

        Section 3.13. Employee Benefit Plans; ERISA.........................15

        Section 3.14. Material Agreements...................................16

        Section 3.15. Real Property; Leases.................................16

        Section 3.16. Title to Assets.......................................17

        Section 3.17. Environmental Matters.................................17

        Section 3.18. Intellectual Property.................................18

        Section 3.19. No Guaranties.........................................18

        Section 3.20. Absence of Certain Business Practices.................19

        Section 3.21. Compliance with Laws and Other Instruments............19

        Section 3.22. Tax Matters...........................................19

        Section 3.23. Restrictions on Business Activities...................19

        Section 3.24. Interested Party Transactions.........................20

        Section 3.25. Microsource Advisors..................................20

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF GIGA-TRONICS.................20

        Section 4.01. Corporate Existence and Power.........................20

        Section 4.02 Corporate Authorization................................21

        Section 4.03. Governmental Authorization............................21

        Section 4.04. Non-Contravention.....................................21

        Section 4.05. Capitalization of Giga-tronics........................22

        Section 4.06. Capitalization of Merger Sub; Subsidiaries............23

        Section 4.07. SEC Filings...........................................23

        Section 4.08. Financial Statements..................................23

        Section 4.09. Absence of Certain Changes............................24

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
        Section 4.10. Litigation............................................25

        Section 4.11. No Undisclosed Liabilities............................25

        Section 4.12. Tax Matters...........................................25

 ARTICLE V  COVENANTS OF MICROSOURCE........................................26

        Section 5.01. Conduct of Microsource................................26

        Section 5.02. Shareholders' Meeting; Proxy Material.................27

        Section 5.03. Access to Financial and Operation Information ........27

        Section 5.04. Other Offers..........................................27

        Section 5.05. Maintenance of Business...............................28

        Section 5.06. Compliance with Obligations...........................29

        Section 5.07. Notices of Certain Events.............................29

        Section 5.08. Confidentiality.......................................29

        Section 5.09. Compliance with the Securities Act....................29

        Section 5.10. Options...............................................30

        Section 5.11. Advisory Fees.........................................30

 ARTICLE VI  COVENANTS OF GIGA-TRONICS AND MERGER SUB.......................30

        Section 6.01. Conduct of Giga-tronics...............................30

        Section 6.02. Compliance with Securities Laws.......................31

        Section 6.03. Maintenance of Business...............................31

        Section 6.04. Compliance with Obligations...........................31

        Section 6.05. Notices of Certain Events.............................31

        Section 6.06. Confidentiality.......................................31

        Section 6.07. Obligations of Merger Sub.............................32

        Section 6.08. Compliance with the Securities Act....................32

        Section 6.09. Shareholders' Meeting; Proxy Material.................32
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
        Section 6.10. Access to Financial and Operation Information ........32

        Section 6.11. Credit for Service....................................33

 ARTICLE VII  OTHER COVENANTS OF THE PARTIES................................33

        Section 7.01. Advice of Changes.....................................33

        Section 7.02. SEC Filings; Indemnification..........................33

        Section 7.03. Other Regulatory Approvals............................35

        Section 7.04. Actions Contrary to Stated Intent.....................35

        Section 7.05. Certain Other Filings.................................35

        Section 7.06. Communications........................................35

        Section 7.07. Satisfaction of Conditions Precedent..................36

 ARTICLE VIII  CONDITIONS TO THE MERGER.....................................36

        Section 8.01. Conditions to Obligations of Gigatronics
                      and Merger Sub .......................................36

        Section 8.02. Conditions to Obligations of Microsource..............37

        Section 8.03. Conditions to Obligations of Each Party...............38

 ARTICLE IX  INDEMNIFICATION................................................38

        Section 9.01. Indemnification Obligation............................38

        Section 9.02. Term of Indemnification Obligation....................39

        Section 9.03. Notice and Determination of Claims....................40

        Section 9.04. Third Party Claims....................................40

        Section 9.05. Escrow Shares.........................................41

        Section 9.06. Limitation on Damages.................................42

        Section 9.07. Exclusive Remedy......................................42

        Section 9.08. Indemnification Definitions...........................42

 ARTICLE X  TERMINATION OF AGREEMENT........................................42

        Section 10.01. Termination..........................................42


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
        Section 10.02. Effect of Termination................................43

 ARTICLE XI  MISCELLANEOUS..................................................43

        Section 11.01.  Further Assurances..................................43

        Section 11.02. Fees and Expenses....................................44

        Section 11.03. Notices..............................................44

        Section 11.04.  Governing Law.......................................45

        Section 11.05.  Binding upon Successors and Assigns; Assignment ....45

        Section 11.06.  Severability .......................................45

        Section 11.07. Entire Agreement.....................................45

        Section 11.08.  Other Remedies......................................46

        Section 11.09. Amendment and Waivers................................46

        Section 11.10. No Waiver............................................46

        Section 11.11. Construction of Agreement: Knowledge.................46

        Section 11.12. Parties in Interest..................................46

        Section 11.13. Counterparts.........................................46



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
                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 22nd day of December, 1997, by and among Giga-tronics Incorporated, a California corporation ("GIGA-TRONICS"), Giga Micro Corp., a Delaware corporation and a wholly owned subsidiary of Giga-tronics ("MERGER SUB") and Microsource, Inc., a California corporation ("MICROSOURCE").


                                    RECITALS

        A. The Boards of Directors of Giga-tronics, Merger Sub and Microsource have each determined to engage in the transactions contemplated hereby, pursuant to which (i) Merger Sub will merge (the "Merger") with and into Microsource,
(ii) each share of common stock, no par value, of Microsource ("Microsource Common Stock") and preferred stock, no par value, of Microsource ("Microsource Preferred Stock," and collectively with Microsource Common Stock, Microsource Stock"), except for shares of Microsource Stock as to which dissenters' rights, if available, will have been perfected, will be converted into the right to receive a fraction of a share of common stock, no par value, of Giga-tronics ("Giga-tronics Common Stock"), in the manner and amount herein described, (iii) each outstanding Microsource Option as defined in Section 1.06 shall convert into an option to purchase Giga-tronics Common Stock and (iv) the capital stock of Merger Sub will be converted into shares of Microsource Common Stock, all upon the terms and subject to the conditions set forth herein.

        B. The Board of Directors of Microsource has approved, and has resolved to recommend that the shareholders of Microsource approve the Merger and this Agreement. The Board of Directors of Giga-tronics has resolved to recommend that the shareholders of Giga-tronics approve the Merger and this Agreement.

        C. The respective Boards of Directors of Giga-tronics and Merger Sub have approved the Merger and this Agreement. Giga-tronics, as the sole shareholder of Merger Sub, has approved the Merger and this Agreement.

        D. The parties intend for the transactions contemplated by this Agreement to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

        SECTION 1.01. THE MERGER.

        (a) Subject to the terms and conditions hereof, and in accordance with the General Corporation Law of California (the "California GCL") and the General Corporation Law of Delaware (the "Delaware GCL"), Merger Sub will be merged with and into Microsource (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII hereof. Following the Merger, Microsource will continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub will cease.

        (b) Concurrent with the Closing (as defined in subsection (d) below), Giga-tronics, Microsource and Merger Sub will file an agreement of merger in the form attached hereto as Exhibit 1.01 (the "Agreement of Merger") in the Offices of the Secretary of State of the States of California and Delaware in accordance with the California GCL and Delaware GCL, respectively. The Merger will become effective at such time as the Agreement of Merger is duly filed in the Office of the Secretary of State of the State of California (the date of such filing being hereinafter referred to as the "Effective Date" and the time of such filing being hereinafter referred to as the "Effective Time").

        (c) From and after the Effective Time, the Surviving Corporation will possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of Microsource and Merger Sub, all as provided under the laws of the State of California.

        (d) The closing of the transactions contemplated by this Agreement (the "Closing") will take place on March 25, 1998 at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, or at such other date and place as Giga-tronics and Microsource may agree. The date of the Closing determined pursuant to this Section 1.01(d) is referred to as the "Closing Date."

        SECTION 1.02. CONVERSION OF SHARES.

        (a) At the Effective Time:

               (i) Subject to Section 1.05 hereof, at the Effective Time each issued and outstanding share of Microsource Common Stock and Microsource Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Microsource Shares as defined in Section 1.04 hereof (the "Microsource Shares"), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive the number of shares of Gigatronics Common Stock as is determined pursuant to this Section 1.02.


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               (ii) The number of shares of Giga-tronics Common Stock (the
"Merger Consideration") that will be issued in the Merger, including (1) shares that would have been issued to holders of Dissenting Microsource Shares; (2) fractional shares that would have been issuable but for Section 1.05 below and
(3) the Escrow Shares as defined in Section 1.07 hereof, will be 750,000 less the number of shares of Giga-tronics Common Stock issuable upon exercise (whether presently exercisable or not) of all Replacement Options.

               (iii) Each share of Microsource Stock issued and outstanding immediately prior to the Merger and owned directly or indirectly by Microsource as treasury stock will be canceled, and no consideration will be delivered in exchange therefor.

               (iv) The Agreement of Merger to be filed will contain the final exchange ratio (the "Exchange Ratio") for Microsource Shares into Giga-tronics Common Stock and will be equal to (a) 750,000 less the number of shares of Common Stock of Giga-tronics issuable upon exercise (whether presently exercisable or not) upon exercise of all Replacement Options divided by (b) the aggregate of the number of Microsource Shares outstanding (including Microsource Dissenting Shares) at the Effective Time (the "Microsource Outstanding Equivalent Number"). The Microsource Outstanding Equivalent Number will be equal to the number of Microsource Shares outstanding at the Effective Time. All Microsource Shares will be exchangeable into Giga-tronics Common Stock at the same Exchange Ratio as follows:

                      (a) each share of Common Stock of Microsource (the "Microsource Common Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio;

                      (b) each share of Series A Preferred Stock of Microsource (the "Microsource Series A Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio multiplied by the number of shares of Microsource Common Stock into which each Microsource Series A Share is convertible;

                      (c) each share of Series B Preferred Stock of Microsource (the "Microsource Series B Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio multiplied by the number of shares of Microsource Common Stock into which each Microsource Series B Share is convertible;

                      (d) each share of Series C Preferred Stock of Microsource (the "Microsource Series C Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio multiplied by the number of shares of Microsource Common Stock into which each Microsource Series C Share is convertible;

                      (e) each share of Series D Preferred Stock of Microsource (the "Microsource Series D Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio multiplied by the number of shares of Microsource Common Stock into which each Microsource Series D Share is convertible.

                      (f) each share of Series E Preferred Stock of Microsource (the "Microsource Series E Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio multiplied by the number of shares of Microsource Common Stock into which each Microsource Series E Share is convertible;

                      (g) each share of Series F Preferred Stock of Microsource (the "Microsource Series F Shares") will be entitled to receive such number of shares of Giga-tronics Common Stock equal to the Exchange Ratio multiplied by the number of shares of Microsource Common Stock into which each Microsource Series F Share is convertible.

The Microsource Series A Shares, the Microsource Series B Shares, the Microsource Series C Shares, the Microsource Series D Shares, the Microsource Series E Shares, and the Microsource Series F Shares are herein referred to as the "Microsource Preferred Shares."

        (b) Each share of Microsource Stock held by Giga-tronics prior to consummation of the Merger shall be included in the Microsource Equivalent Outstanding Number but canceled upon consummation of the Merger and no shares of Giga-tronics Common Stock issued in exchange therefor.

        (c) If between the date of this Agreement and the Effective Time, the number of outstanding Microsource Shares or shares of Giga-tronics Common Stock will have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, the Exchange Ratio will be correspondingly adjusted.

        SECTION 1.03. EXCHANGE OF CERTIFICATES.

        (a) Giga-tronics (or such third party as Giga-tronics will appoint) will act as Exchange Agent (the "Exchange Agent") for delivery of the Merger Consideration less the Escrow Shares (as defined in Section 1.07) to the holders of Microsource securities (the "Microsource Shareholders") and, if applicable, the cash to which holders of Microsource Shares will be entitled pursuant to
Section 1.05 hereof. Such Merger Consideration less the Escrow Shares shall be referred to herein as the "Non-Escrow Merger Consideration."

        (b) As soon as practicable after the Effective Time, the Exchange Agent will promptly mail to each holder of record (other than Giga-tronics or Merger Sub or any other subsidiary of Giga-tronics) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Microsource Shares (individually a "Certificate" and collectively the "Certificates"), a letter of transmittal for return to the Exchange Agent which will specify that delivery will be effected, and risk of loss and the title to the Certificates will pass, only upon receipt of the Certificates in exchange for the Non-Escrow Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with and in accordance with such letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor the Non-Escrow Merger Consideration that such holder is entitled to receive pursuant to Section 1.02(a) hereof. Upon such surrender the Exchange Agent will promptly deliver such Non-Escrow Merger Consideration.


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        (c) Until surrendered, each Certificate will be deemed for all purposes to evidence only the right to receive the Merger Consideration into which Microsource Shares formerly represented thereby will have been converted pursuant to Section 1.02(a) hereof. No dividends or other distribution declared or made after the Effective Time with respect to Giga-tronics Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate until the holder thereof surrenders such Certificate.

        (d) After the Effective Time there will be no transfers on the stock transfer books of either Microsource (the stock transfer books of which will be closed) or the Surviving Corporation of Microsource Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented for transfer to the Exchange Agent, together and in accordance with the letter of transmittal from the Exchange Agent, they will be canceled and exchanged for the Non-Escrow Merger Consideration.

        (e) Except as expressly provided herein, the Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent (if such Exchange Agent is not Giga-tronics) in connection with the exchange of Certificates for the Merger Consideration. Any shares of Giga-tronics Common Stock issued as Merger Consideration deposited with the Exchange Agent which remain unclaimed by the former Microsource Shareholders after six (6) months following the Effective Time will be delivered to Giga-tronics, and any former Microsource Shareholders who have not then complied with the instructions for exchanging their Certificates will thereafter look only to Giga-tronics for exchange of Certificates.

        (f) If any Certificate will have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Non-Escrow Merger Consideration deliverable in respect thereof as determined in accordance with the terms of this Agreement. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Merger Consideration is to be issued, as a condition precedent to the issuance thereof, if so requested by Giga-tronics, will give Giga-tronics a bond satisfactory to Giga-tronics against any claim that may be made against Giga-tronics with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (g) Neither Giga-tronics, the Merger Sub nor the Exchange Agent will be liable to any former shareholder of Microsource for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. To the extent permitted by applicable law, any portion of the Non-Escrow Merger Consideration that remains unclaimed by any Microsource Shareholder (at such time as such portion of the Merger Consideration would otherwise escheat to or become property of any governmental authority) will become the property of Giga-tronics, free and clear of any Liens (as defined below), claims or other interest of any other person previously entitled thereto.

        SECTION 1.04. DISSENTING SHARES. Microsource Shares that have not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal will have been properly made in accordance with Chapter 13 of the California GCL ("Dissenting

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

Microsource Shares") will not be converted into the right to receive the Merger Consideration at or after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Microsource Shares pursuant to the laws of the State of California. If a holder of Dissenting Microsource Shares ("Dissenting Shareholder"), will withdraw his or her demand for such payment and appraisal or will become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Microsource Shares will cease to be Dissenting Microsource Shares and will be converted into the right to receive, and will be exchangeable for, the Merger Consideration into which such Dissenting Microsource Shares would have been converted pursuant to Section 1.02(a) hereof. Microsource will give Giga-tronics prompt notice of any demand received by Microsource from a holder of Dissenting Microsource Shares for appraisal of Microsource Shares, and Giga-tronics will have the right to participate in all negotiations and Proceedings with respect to such demand. Microsource agrees that, except with the prior written consent of Giga-tronics, or as required under the California GCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of Chapter 13 of the California GCL, becomes entitled to payment of the value of the Dissenting Microsource Shares will receive payment therefor (but only after the value therefor will have been agreed upon or finally determined pursuant to such provisions). Any Merger Consideration which would have been issuable with respect to Dissenting Microsource Shares will be retained by Giga-tronics.

        SECTION 1.05. FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Giga-tronics Common Stock will be issued in connection with the Merger. All shares of Giga-tronics Common Stock to which a Microsource Shareholder is entitled immediately prior to the Effective Time will be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each Microsource Shareholder who would otherwise have been entitled to receive a fraction of a share of Giga-tronics Common Stock upon surrender of Certificates for exchange pursuant to Section 1.03 will be entitled to receive from Giga-tronics a cash payment equal to such fraction multiplied by the closing sale price per share of Giga-tronics Common Stock on the last business day on which Giga-tronics Common Stock is traded on NASDAQ prior to the Effective Time.

        SECTION 1.06. MICROSOURCE OPTIONS. Giga-tronics will assume all of the outstanding options to purchase shares of Microsource Common Stock granted pursuant to the 1982 Stock Option Plan, 1983 Stock Option Plan, 1985 Stock Option Plan, 1988 Stock Option Plan and 1992 Employee Stock Option Plan of Microsource and pursuant to Section 5.10 (the "Options"). Each Option, whether vested or unvested, shall convert into an option (a "Replacement Option") to acquire, on the same terms and conditions, including the vesting schedule, as were applicable under such replaced Option prior to the Effective Time, the number of shares of Giga-tronics Common Stock (rounded down to the nearest whole number) equal to the product of the Exchange Ratio and the number of shares subject to such Option, at a price per share (rounded up to the nearest $.01) equal to the aggregate exercise price for the shares subject to such Option divided by the number of full shares of Giga-tronics Common Stock deemed to be purchasable pursuant to such Replacement Option; provided, however, that in no event shall the terms of any

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

Replacement Option give the optionee additional benefits that such optionee did not have under an original Option that is described under Section 421(a) of the Code. Following the Effective Time, upon surrender of the outstanding Options, Giga-tronics shall deliver to holders of Options appropriate option agreements representing the Replacement Options. Giga-tronics shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Giga-tronics Common Stock for delivery under Options assumed in accordance with this Agreement. Within ten (10) days after the Effective Date, Giga-tronics shall file a registration statement on Form S-8 relating to such assumed Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding. Giga-tronics shall use all reasonable efforts to qualify as soon as practicable after the Effective Date under applicable state securities laws the issuance of such shares of Giga-tronics Common Stock issuable upon exercise of such Replacement Options.

        SECTION 1.07. ESCROW AGREEMENT.

        (a) At the Effective Time, the Exchange Agent will withhold that number of shares of Giga-tronics Common Stock which equals ten percent (10%) of the aggregate Merger Consideration otherwise issuable to each Microsource Shareholder as determined pursuant to this Section 1.07 rounded down to the nearest whole number of shares of Giga-tronics Common Stock to be issued to each Microsource Shareholder and deliver such shares (the "Escrow Shares") to an escrow agent (the "Escrow Agent"), registered in the name of the Escrow Agent, to be held by the Escrow Agent as collateral for the Microsource Shareholders' obligations under Article IX for breaches of the representations and warranties of Microsource contained in this Agreement and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in substantially the form of Exhibit
1.07. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Microsource Shareholders and delivered to the Escrow Agent. The Escrow Shares will be delivered and will be held by the Escrow Agent from the time of delivery after the Effective Time until six (6) months after the Effective Time (the "Escrow Period"), subject to Section 9.2.

        (b) In the event that the Merger is approved by the Microsource Shareholders in accordance with the California GCL, as provided herein, the Microsource Shareholders shall, without any further act of any Microsource Shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the Microsource Shareholders' indemnification obligations under Article IX in the manner set forth in the Escrow Agreement,
(ii) the appointment of Hans Burkhardt and Chuck Abronson as the joint representatives of the Microsource Shareholders (collectively, the "Representatives") under the Escrow Agreement and as the attorneys-in-fact and agents for and on behalf of each Microsource Shareholder (other than holders of Dissenting Microsource Shares), and the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives under the Escrow Agreement (including, without limitation, the exercise of the power to: (a) authorize delivery to Giga-tronics of Escrow Shares in satisfaction of claims for Damages by Giga-tronics; (b) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (c) resolve any claim made by any Giga-tronics Indemnitee pursuant to
Article IX; and (d) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

        SECTION 1.08. MICROSOURCE WARRANTS.

        (a) At least ninety percent (90%) of the outstanding warrants for Microsource Stock (as set forth in Section 3.05 of the Microsource Disclosure Letter, the "Microsource Warrants") which are "in the money" (as determined in accordance with Section 1.08(c)) will be exercised or transferred to Giga-tronics (without consideration) prior to Closing. In the event of exercise, the exercise price of such Microsource Warrants may be (i) paid in cash to Microsource prior to Closing or (ii) made on a net basis by cancellation of Microsource promissory notes in favor of the holder of such Microsource Warrants prior to Closing.

        (b) Microsource Warrants which are not "in the money" and which are not exercised will be canceled prior to Closing.

        (c) A Microsource Warrant shall be deemed to be "in the money" if the per share exercise price of such Microsource Warrant divided by the Exchange Ratio (assuming for these purposes in calculating the Exchange Ratio that all Microsource Warrants will be exercised prior to Closing except those Microsource Warrants with an exercise price of fifty cents ($.50) per share which will be canceled prior to the Closing Date), is less than the Giga-tronics Common Stock Price.

        (d) For the purposes of this Section 1.08, the "Giga-tronics Common Stock Price" shall mean the average closing price for one share of Giga-tronics Common stock over a three (3) trading day period, the last date of which shall be the third day prior to the Closing Date, of one share of Giga-tronics Common Stock as reported by the Nasdaq National Market System or such other principal exchange or market where such shares are traded.

        SECTION 1.09. MICROSOURCE INDEBTEDNESS. Within thirty (30) days of the Closing Date, Giga-tronics shall pay the outstanding principal amount plus accrued interest for the promissory notes in the principal amount of $682,051 issued to holders of Microsource Warrants (excluding Giga-tronics) to the extent not previously paid or canceled.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

        SECTION 2.01. ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation will be amended and restated at the Effective Time to conform to the Articles of Incorporation attached as Exhibit A to the Agreement of Merger attached hereto as Exhibit 1.01.

        SECTION 2.02. BYLAWS. The Bylaws of the Surviving Corporation will be in the form attached hereto as Exhibit 2.02, until thereafter amended in accordance with applicable law.

        SECTION 2.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, George H. Bruns, Jr., Mark H. Cosmez, II and Mark Lampenfeld will become the initial directors of the Surviving Corporation, and the officers of Microsource at the Effective Time will become the initial officers of the Surviving Corporation.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF MICROSOURCE

        Except as disclosed in a document referring specifically to this Agreement (the "Microsource Disclosure Letter") which is delivered by Microsource to Giga-tronics prior to the execution of this Agreement (which will contain cross references to each representation and warranty to which any item there disclosed pertains), Microsource represents and warrants to Giga-tronics and the Merger Sub as set forth below:

        SECTION 3.01. CORPORATE EXISTENCE AND POWER. Microsource is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted. Each of Microsource and its Subsidiaries (as defined in Section 3.06) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Microsource has delivered to Giga-tronics true, correct and complete copies of Microsource's Articles of Incorporation and Bylaws as currently in effect.

        SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Microsource of this Agreement, the Microsource and the Giga-tronics Affiliates Agreements and the consummation by Microsource of the transactions contemplated hereby and thereby are within Microsource's corporate powers and have been duly authorized by all necessary corporate action, except for the approval by Microsource's shareholders in connection with the consummation of the Merger. The Microsource and Giga-tronics Affiliates Agreements are collectively referred to herein as the "Microsource Ancillary Agreements." This Agreement and the Microsource Ancillary Agreements constitute, or upon execution will constitute, valid and binding agreements of Microsource, enforceable against Microsource in accordance with their respective terms.

        SECTION 3.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Microsource of this Agreement, the Microsource Ancillary Agreements and the Agreement of Merger and the consummation of the Merger by Microsource require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

                (i) the filing of the Agreement of Merger in accordance with California and Delaware law;

                (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, respectively;

               (iii) compliance with any applicable foreign or state securities or "blue sky" laws; and

                (iv) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially adversely affect the ability of Microsource, Giga-tronics or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

        SECTION 3.04. NON-CONTRAVENTION. The execution, delivery and performance by Microsource of this Agreement, the Microsource Ancillary Agreements and the Agreement of Merger and the consummation by Microsource of the transactions contemplated hereby and thereby do not and will not:

                (i) contravene or conflict with the Articles of Incorporation or Bylaws of Microsource;

                (ii) assuming compliance with the matters referred to in Section
3.03 and assuming the requisite approval of Microsource's shareholders of the Merger, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Microsource;

                (iii) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any material agreement, contract or other instrument binding upon Microsource or any license, franchise, permit or other similar authorization held by Microsource; or

               (iv) result in the creation or imposition of any Lien (as defined below) on any asset of Microsource.

        For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        SECTION 3.05. CAPITALIZATION. The authorized capital stock of Microsource consists of 40,000,000 shares of Microsource Common Stock and 19,340,079 shares of Microsource Preferred Stock. As of the date hereof, there are 3,512,392 shares of Microsource Common Stock and 17,738,232 shares of Microsource Preferred Stock outstanding, consisting of 790,000 Microsource Series A Shares, 633,333 Microsource Series B Shares, 461,535 Microsource Series C Shares, 666,667 Microsource Series D Shares, 4,601,531 Microsource Series E Shares and 10,585,166 Microsource Series F Shares. All outstanding shares of Microsource Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in the Microsource Disclosure Letter and as otherwise contemplated by this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Microsource, (ii) no securities of Microsource convertible into or exchangeable for shares of capital stock or voting securities of Microsource and (iii) no options or other rights to acquire from Microsource, and no obligation of Microsource to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Microsource (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Microsource Securities"). There are no outstanding obligations of Microsource to repurchase, redeem or otherwise acquire any Microsource Securities.

        SECTION 3.06. SUBSIDIARIES AND INVESTMENTS. Except as set forth in the Microsource Disclosure Letter, Microsource has no Subsidiaries and does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, "Subsidiary" means any entity in which a person owns, directly or indirectly, fifty percent (50%) or more of such entity's outstanding voting securities or equity interests or is a general partner, limited partner or member.

        SECTION 3.07. FINANCIAL STATEMENTS. Microsource has delivered to Giga-tronics copies of financial statements (of which the unaudited financial statements have been initialed by Microsource's Secretary and identified with a reference to this Section of this Agreement) (hereinafter collectively called the "Financial Statements"), which have been prepared in accordance with generally accepted accounting principles consistently applied (except for footnote requirements) and maintained throughout the periods indicated and fairly present the financial condition of Microsource as at their respective dates and the results of its operations for the periods covered thereby (subject to normal year-end adjustments) as follows: consolidated balance sheets of Microsource at November 29, 1997 and December 31, 1996 and the related statements of earnings for the 11 months ended November 29, 1997 and the year-ended December 31, 1996. The balance sheet of Microsource at November 29, 1997 (the "Microsource Balance Sheet Date") is referred to herein as the "Microsource Balance Sheet." Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

        SECTION 3.08. ABSENCE OF CHANGES OR EVENTS. Since the Microsource Balance Sheet Date, Microsource has conducted its business in all material respects in the ordinary course and has not, without the prior written consent of Giga-tronics:

        (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Microsource;

        (b) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

        (c) declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

        (d) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

        (e) sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

        (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of Microsource;

        (g) encountered any labor union organizing activity, had any actual or employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers or with any governmental authorities or self-regulatory organizations;

        (h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

        (i) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Microsource;

        (j) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto (other than under its stock option plans identified in the Microsource Disclosure Letter), or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

        (k) made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

        (l) changed its banking or safe deposit arrangements;

        (m) instituted, settled or agreed to settle any litigation, action or Proceeding before any court or governmental body relating to Microsource or its property;

        (n) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

        (o) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse effect on Microsource's condition (financial or otherwise), properties, assets, liabilities or operations, including, without limitation, any change in Microsource's revenues, costs, backlog or relations with its employees, agents, customers, or suppliers;

        (p) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of this Agreement or the transactions contemplated hereby;

        (q) any change by Microsource of its accounting principles, methods or practices or in the manner it keeps its books and records; or

        (r) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (q) above.

        SECTION 3.09. NO UNDISCLOSED LIABILITIES. There are no liabilities of Microsource or any of its Subsidiaries, including contingent liabilities, of the type required to be reflected in financial statements (including the notes thereto) under generally accepted accounting principles that are material to Microsource, other than:

        (a) liabilities disclosed or provided for in the Microsource Balance Sheet (including the notes thereto);

        (b) liabilities incurred in the ordinary course of business consistent with past practice since the Microsource Balance Sheet Date and which do not exceed $25,000 in the aggregate;

        (c) liabilities incurred other than in the ordinary course of business and which do not exceed $25,000 in the aggregate; and

        (d) liabilities under this Agreement.

        SECTION 3.10. LITIGATION. There is no Proceeding or claim pending or overtly threatened against Microsource, to the knowledge of Microsource, or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Microsource, including, without limitation, any claims for indemnification arising under any agreement to which Microsource is a party, which could, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Microsource or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Microsource is not subject to or in default with respect to any writ, order, judgment, injunction or decree, which would have a Material Adverse Effect on Microsource. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity, means a material adverse effect on the financial condition, business, liabilities (including contingent liabilities) or results of operations of such person or entity and its Subsidiaries, taken as a whole; and "Material Adverse Change" will mean a change or a development involving a prospective change which would have a Material Adverse Effect.

        SECTION 3.11. TAXES.

        (a) For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

        (b) Except as described in Section 3.11 of the Microsource Disclosure Letter, (i) Microsource has filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid and discharged all Taxes shown as due thereon and has paid all of such other Taxes as are due, other than such filings, payments or other occurrences that would not have a Material Adverse Effect; (ii) neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of Microsource, threatening to assert against Microsource any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith;
(iii) Microsource has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income Tax; (iv) the accruals and reserves for Taxes reflected in the Microsource Balance Sheet and the most recent quarterly financial statements are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principals; (v) Microsource has not made an election under Section 341(f) of the Code; (vi) Microsource has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not have a Material Adverse Effect and (vii) there are no material liens for Taxes upon the assets of Microsource, other than liens for Taxes that are being contested in good faith by appropriate Proceedings.

        (c) Microsource is not party to or bound by, nor has any obligation under any Tax sharing, Tax indemnity or Tax allocation or similar agreement.

        SECTION 3.12. INSURANCE. Microsource maintains the policies of fire, liability, use and occupancy and other forms of insurance covering its properties and businesses set forth in the Microsource Disclosure Letter. Such policies are in full force and effect.

        SECTION 3.13. EMPLOYEE BENEFIT PLANS; ERISA. Section 3.13 of the Microsource Disclosure Letter lists (i) all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of Microsource (the "Plans") and (ii) all contracts and agreements relating to employment that provide for annual compensation in excess of $25,000 and all severance agreements, with any of the directors, officers or employees of Microsource (other than, in each case, any such contract or agreement that is terminable by Microsource at will without penalty or other adverse consequence) (the "Employment Contracts"). Giga-tronics has been furnished with a copy of each Plan, any currently effective summary plan descriptions and the most recent annual reports, actuarial reports, registration statements or other securities law filings and determination letters produced or filed with respect thereto, and each Employment Contract. Except as set forth in
Section 3.13 of the Microsource Disclosure Letter: (i) none of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan; (iv) none of the Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (v) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (vi) no Plan is or has been covered by Title IV of ERISA or Section 412 of the Code; (vii) Microsource has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability; and (viii) Microsource has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act.

        SECTION 3.14. MATERIAL AGREEMENTS.

        (a) The Microsource Disclosure Letter includes a complete and accurate list of all contracts, agreements, leases and instruments to which Microsource is a party or by which it or its properties or assets are bound which individually involve payments or receipts in excess of

$25,000, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Microsource, whether written or oral (each a "Microsource Agreement").

        (b) Neither Microsource nor, to the knowledge of Microsource, any other party is in default under any Microsource Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Microsource Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Microsource.

        (c) Each Microsource Agreement is in full force and effect and is valid and legally binding; there are no unresolved disputes involving or with respect to any Microsource Agreement; and no party to a Microsource Agreement has advised Microsource that it intends either to terminate a Microsource Agreement or to refuse to renew a Microsource Agreement upon the expiration of the term thereof.

        (d) Microsource is not in violation of, or in default with respect to, any term of its Articles of Incorporation or Bylaws.

        SECTION 3.15. REAL PROPERTY; LEASES.

        (a) The Microsource Disclosure Letter includes a correct and complete list of all items of real property, including leased property, and any material buildings, structures and improvements located thereon or therein, which are owned or leased by Microsource.

        (b) To Microsource's knowledge with respect to any real property of Microsource, including any leased property, and any material buildings, structures and improvements located thereon or therein, such buildings, fixtures and improvements, and the present use thereof, are not the subject of any official complaint or notice of violation of any applicable zoning ordinance, building code or environmental laws, and such premises are not affected or threatened by any condemnation or eminent domain Proceeding.

        (c) All leases of real property and all material leases of personal property by Microsource are in full force and effect and there exists no default on the part of Microsource which would interfere with the use made and proposed to be made of such real and personal property, and, except for leases of personal property terminated in the ordinary course of business, upon consummation of the Merger, will continue to entitle Microsource to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

        SECTION 3.16. TITLE TO ASSETS. Microsource has good and marketable title to, or a valid leasehold interest in, all the properties and assets it owns or uses in its business, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory sold after the Balance Sheet Date in the ordinary course of business). None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, except (i) mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations or (ii) those imperfections of title and encumbrances, if any, which, individually or in the aggregate, (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto and (B) do not interfere with either the present and continued use of such property or the conduct of Microsource's normal operations. All of the properties and assets owned, leased or used by Microsource are in good operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes used, are adequate and sufficient for all current operations of Microsource.

        SECTION 3.17. ENVIRONMENTAL MATTERS.

        (a) For purposes of this Agreement, the following terms will have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following United States federal statutes and their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any United States or foreign, federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

        (b) Except as would not have a Material Adverse Effect: (i) Microsource has not violated and is not in violation of any Environmental Law; (ii) there has been no contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of any Hazardous Substance, on or from any of the properties owned or leased by Microsource (including, without limitation, soils and surface and ground waters); (iii) Microsource is not liable for any off-site contamination; (iv) Microsource is not liable under any Environmental Law; (v) Microsource has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) Microsource has been and is in compliance with its Environmental Permits; and (vii) there are no pending, or, to the knowledge of Microsource, threatened claims against Microsource relating to any Environmental Law or Hazardous Substance.

        SECTION 3.18. INTELLECTUAL PROPERTY. No claim is pending or, to the knowledge of Microsource, threatened to the effect that the present or past operations of Microsource infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, licenses, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit Microsource to conduct its business as now operated (the "Microsource Intellectual Property"). Except as disclosed in the Microsource Disclosure Letter, no claim is pending or, to the knowledge of Microsource, threatened to the effect that, any of the Microsource Intellectual Property is invalid or unenforceable. The Microsource Disclosure Letter lists all licenses (other than with respect to off-the-shelf software), patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights and service marks of Microsource and each of its Subsidiaries. Except as set forth in the Microsource Disclosure Letter, no contract, agreement or understanding between Microsource or any of its Subsidiaries and any other party exists which would impede or prevent the continued use by Microsource and its Subsidiaries of the entire right, title and interest of Microsource and its Subsidiaries in and to the Microsource Intellectual Property.

        SECTION 3.19. NO GUARANTIES. None of the obligations or liabilities of Microsource is guaranteed by, or subject to a similar contingent liability of, any other person, firm or corporation, nor has Microsource guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

        SECTION 3.20. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Microsource nor, to the knowledge of Microsource, any officer, employee or agent of Microsource, nor any other person acting on its behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Microsource (or assist Microsource in connection with any actual or proposed transaction) which
(a) might subject Microsource to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (b) if not given in the past, might have had an adverse effect on the assets, business or operations of Microsource as reflected in the Financial Statements or (c) if not continued in the future, might adversely affect Microsource's assets, business, operations or prospects or which might subject Microsource to suit or penalty in any private or governmental litigation or Proceeding.

        SECTION 3.21. COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Microsource is in compliance with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its business, properties or operations as presently conducted, except to the extent that failure to comply would not have a Material Adverse Effect. Neither the ownership nor use of Microsource's properties nor the conduct of its business violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Microsource is a party or by which it may be bound or affected. Microsource is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other Proceedings which would be applicable to its business, operations or properties and which might adversely affect its properties, assets, liabilities, operations or prospects, either before or after the Closing.

        SECTION 3.22. TAX MATTERS. Neither Microsource nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Microsource nor any of its affiliates or agents is aware of any agreement, plan or other circumstances that would prevent the Merger from qualifying under
Section 368(a) of the Code and to their knowledge, the Merger will so qualify.

        SECTION 3.23. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (non- compete or otherwise), commitment, judgment, injunction order or decree to which Microsource or any of its Subsidiaries is a party or otherwise binding upon Microsource or any Microsource Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Microsource, any acquisition of property by Microsource or the conduct of business by Microsource. Without limiting the foregoing, Microsource has not entered into any agreement under which Microsource is restricted from selling, licensing or otherwise distributing any of its products.

        SECTION 3.24. INTERESTED PARTY TRANSACTIONS. To the knowledge of Microsource no officer, director or shareholder of Microsource (nor any ancestor, sibling, descendant or spouse of any such person, or any trust, partnership or corporation in which any of such persons has or has had an interest) has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that Microsource furnishes or sells or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from, or sells or furnishes to, Microsource any goods or services; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation will not be deemed an "economic interest in any entity" for purposes of this
Section 3.24.

        SECTION 3.25. MICROSOURCE ADVISORS. Except as set forth in the Microsource Disclosure Letter, there is no investment banker, broker, finder or other intermediary ("Microsource Advisor") which has been retained by or is authorized to act on behalf of Microsource who is entitled to any fee or commission from Giga-tronics or Microsource or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF GIGA-TRONICS

        Except as disclosed in a document referring specifically to this Agreement (the "Giga-tronics Disclosure Letter") which is delivered by Giga-tronics to Microsource on or prior to the execution of this Agreement (which will contain cross references to each representation and warranty to which any item there disclosed pertains) or as disclosed in the SEC Filings (as defined in Section 4.07(b)), Giga-tronics represents and warrants to Microsource as set forth below:

        SECTION 4.01. CORPORATE EXISTENCE AND POWER. Giga-tronics and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of California and Delaware, respectively. Each of Giga-tronics and Merger Sub has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted. Giga-tronics is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Giga-tronics has delivered to Microsource true and complete copies of Giga-tronics' Articles of Incorporation and Bylaws and Merger Sub's Certificate of Incorporation and Bylaws, each as currently in effect.

        SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Giga-tronics and Merger Sub of this Agreement, the Microsource and the Giga-tronics Affiliates Agreements and the consummation by Giga-tronics and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Giga-tronics and Merger Sub and have been duly authorized by all necessary corporate action, except for the approval by Microsource's shareholders in connection with the consummation of the Merger. The Microsource and Giga-tronics Affiliates Agreements are collectively referred to herein as the "Giga-tronics Ancillary Agreements." This Agreement and the Giga-tronics Ancillary Agreements constitute, or upon execution will constitute, valid and binding agreements of Giga-tronics and Merger Sub, enforceable in each case against each in accordance with their respective terms.

        SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Giga-tronics and Merger Sub of this Agreement, and the Giga-tronics Ancillary Agreements and the consummation of the Merger by Giga-tronics and Merger Sub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

        (a) the filing of an agreement of merger in accordance with California and Delaware law;

        (b) compliance with any applicable requirements of the Hart Scott Rodino Act ("HSR Act");

        (c) compliance with any applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively;

        (d) compliance with any applicable foreign or state securities or "blue sky" laws; and

        (e) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially adversely affect the ability of Microsource, Giga-tronics or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

        SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by Giga-tronics and Merger Sub of this Agreement and the Giga-tronics Ancillary Agreements and the consummation by Giga-tronics and Merger Sub of the transactions contemplated hereby and thereby do not and will not:

        (a) contravene or conflict with the respective Articles of Incorporation or Bylaws of Giga-tronics or Merger Sub;

        (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Giga-tronics, Merger Sub or any Subsidiary of Giga-tronics;

        (c) conflict with or result in a breach or violation of, or constitute a default under, or result in the termination or cancellation of, or right to accelerate, any agreement, contract or other instrument binding upon Giga-tronics or Merger Sub or any such Giga-tronics Subsidiary or any material license, franchise, permit or other similar authorization held by Giga-tronics, Merger Sub or any such Giga-tronics Subsidiary; or

        (d) result in the creation or imposition of any Lien on any asset of Giga-tronics, Merger Sub or any Subsidiary of Giga-tronics.

        SECTION 4.05. CAPITALIZATION OF GIGA-TRONICS.

        (a) The authorized capital stock of Giga-tronics consists of 40,000,000 shares of Giga-tronics Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, there are outstanding:

                (i) 4,320,338 shares of Giga-tronics Common Stock; and

                (ii) employee and director stock options to purchase an aggregate of 390,670 shares of Giga-tronics Common Stock.

Giga-tronics has authorized the issuance of employee rights to purchase 700,000 shares of Giga-tronics Common Stock under Giga-tronics' 1990 Restated Stock Option Plan, as amended, the issuance of up to 130,000 shares of Giga-tronics Common Stock under Giga-tronics' Employee Stock Purchase Plan. In addition, Giga-tronics has granted options in connection with its acquisition of Ultracision, Inc. for 56,370 shares of Giga-tronics Common Stock. All outstanding shares of Giga-tronics Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in the Giga-tronics Disclosure Letter and as otherwise contemplated by this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Giga-tronics, (ii) no securities of Giga-tronics convertible into or exchangeable for shares of capital stock or voting securities of Giga-tronics and (iii) no options or other rights to acquire from Giga-tronics, and no obligation of Giga-tronics to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Giga-tronics (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Giga-tronics Securities"). There are no outstanding obligations of Giga-tronics or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Giga-tronics Securities. Except as set forth in the Giga-tronics Disclosure Letter, no holder of Giga-tronics Securities has, as of the date hereof, any contractual right to include any such securities in any registration statement proposed to be filed by Giga-tronics under the Securities Act.

        (b) All shares of Giga-tronics Common Stock issued in the Merger (and upon exercise of the Replacement Options) will, upon issuance, be fully paid, validly issued and nonassessable. Giga-tronics has reserved sufficient shares of Giga-tronics Common Stock for issuance in the Merger.

        SECTION 4.06. CAPITALIZATION OF MERGER SUB; SUBSIDIARIES. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value, all of which are outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Giga-tronics. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement. Except as disclosed in Section 4.06 of the Giga-tronics Disclosure Letter, Giga-tronics does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity other than Merger Sub.

        SECTION 4.07. SEC FILINGS.

        (a) Giga-tronics has since March 30, 1996 filed all proxy statements, schedules and reports required to be filed by it with the SEC pursuant to the Exchange Act.

        (b) Giga-tronics has delivered to Microsource copies of the following documents filed by it with the SEC (the "SEC Filings"):

                (i) its annual report on Form 10-K for its fiscal year ended March 29, 1997;

                (ii) its quarterly report on Form 10-Q for its fiscal quarters ending June 28 and September 27, 1997;

                (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Giga-tronics held on or since August 5, 1997; and

                (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since March 29, 1997.

        (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d) No such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        SECTION 4.08. FINANCIAL STATEMENTS. The audited financial statements Giga-tronics included in its annual reports on Form 10-K and the unaudited financial statements of Giga-tronics included in its quarterly reports on Form 10-Q referred to in Section 4.07 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Giga-tronics as of the dates thereof and its results of operations, shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "Giga-tronics Balance Sheet" means the balance sheet of Giga-tronics as of September 27, 1997, and the notes thereto, contained in Giga-tronics' quarterly report on Form 10-Q filed for its fiscal quarter then ended, and "Giga-tronics Balance Sheet Date" means September 27, 1997.

        SECTION 4.09. ABSENCE OF CERTAIN CHANGES. Since the Giga-tronics Balance Sheet Date, Giga-tronics and its Subsidiaries have in all material respects conducted their business in the ordinary course and there has not been:

        (a) any Material Adverse Change with respect to Giga-tronics;

        (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Giga-tronics;

        (c) except for the acquisition of Ultracision, Inc. any repurchase, redemption or other acquisition by Giga-tronics or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Giga-tronics or any such Subsidiary;

        (d) any amendment of any material term of any outstanding Giga-tronics Securities or any Giga-tronics Subsidiary Securities;

        (e) any receipt by Giga-tronics of notice of termination of any contract, lease or other agreement or any damage, destruction or other casualty loss (whether or not covered by insurance) materially and adversely affecting the business, assets, liabilities, earnings or prospects of Giga-tronics or any of its Subsidiaries;

        (f) any new (or amendment to or alteration of any existing) bonus, incentive compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Giga-tronics which would result in a material increase in cost to Giga-tronics;

        (g) any change by Giga-tronics of its accounting principles, methods or practices or in the manner it keeps its books and records; or

        (h) the entering into of any agreement by Giga-tronics or any person on behalf of Giga-tronics to take any of the foregoing actions.

        (i) the incurrence of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Giga-tronics;

        (j) the suffering of any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse effect on Giga-tronics' condition (financial or otherwise), properties, assets, liabilities or operations, including, without limitation, any change in Giga-tronics' revenues, costs, backlog or relations with its employees, agents, customers, or suppliers;

        SECTION 4.10. LITIGATION. There is no Proceeding or claim pending or overtly threatened, against Giga-tronics or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Giga-tronics, including, without limitation, any claims for indemnification arising under any agreement to which Giga-tronics is a party, which could, individually or in the aggregate, have a Material Adverse Effect on Giga-tronics or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Giga-tronics is not subject to or in default with respect to any writ, order, judgment, injunction or decree, which would have a Material Adverse Effect on Giga-tronics.

        SECTION 4.11. NO UNDISCLOSED LIABILITIES. There are no liabilities of Giga-tronics (on a consolidated basis), including contingent liabilities, of the type required to be reflected in financial statements (including the notes thereto) under generally accepted accounting principles that are material to Giga-tronics, other than:

        (a) liabilities disclosed or provided for in the Giga-tronics Balance Sheet (including the notes thereto);

        (b) liabilities incurred in the ordinary course of business consistent with past practice since the Giga-tronics Balance Sheet Date and which do not exceed $500,000 in the aggregate;

        (c) liabilities incurred other than in the ordinary course of business and which do not exceed $500,000 in the aggregate; and

        (d) liabilities under this Agreement.

        SECTION 4.12. TAX MATTERS. Neither Giga-tronics nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Giga-tronics nor any of its affiliates or agents is aware of any agreement, plan or other circumstances that would prevent the Merger from qualifying under Section 368(a) of the Code and to their knowledge, the Merger will so qualify.

                                    ARTICLE V
                            COVENANTS OF MICROSOURCE

        Microsource agrees that:

        SECTION 5.01. CONDUCT OF MICROSOURCE. From the date hereof until the Effective Time, Microsource will in all material respects conduct its business in the ordinary course, except as may be specifically contemplated in this
Article V. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by Microsource to Giga-tronics in writing, without the prior written consent of Giga-tronics:

        (a) Microsource will not adopt or propose any change in its Articles of Incorporation or Bylaws;

        (b) Microsource will not enter into or amend any employment agreements, oral or written or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of November 30, 1997, or increase the compensation payable to any other employees (other than (A) increases in the ordinary course of business which are not in the aggregate material to Microsource, or (B) pursuant to plans disclosed in Microsource Disclosure Letter), or adopt or amend any employee benefit plan or arrangement (oral or written);

        (c) Except as specified in Sections 5.10 and 5.11 and except for the issuance of up to ten thousand (10,000) additional Options to purchase Microsource Common Stock pursuant to the Microsource 1992 Stock Option Plan and upon the exercise of outstanding Options or warrants, Microsource will not issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Microsource Securities or amend any of the terms of any Microsource Securities or agreements outstanding on the date hereof;

        (d) Microsource will not pay any dividend or make any other distribution to holders of its capital stock nor will Microsource redeem or otherwise acquire any Microsource Securities;

        (e) Microsource will not, directly or indirectly, merge or consolidate with another entity or dispose of or acquire any material properties or assets except in the ordinary course of business;

        (f) Microsource will not incur any additional indebtedness for borrowed money in excess of $25,000 in the aggregate, except pursuant to existing arrangements which have been disclosed to Giga-tronics prior to the date hereof;

        (g) Except as may be specified in Section 5.10, Microsource will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock;

        (h) Microsource will not, except in the ordinary course of business consistent with past practices, sell, license or otherwise transfer to any person any Microsource intellectual property rights; and

        (i) Microsource will not agree or commit to do any of the foregoing.

        SECTION 5.02. SHAREHOLDERS' MEETING; PROXY MATERIAL. Microsource will mail to its shareholders the Joint Proxy Statement/Prospectus and cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable or will seek the written consent of its shareholders for the purpose of voting on (or in the case of a written consent, consenting to) the approval and adoption of this Agreement and the Merger. The Board of Directors of Microsource will, subject to their fiduciary duties, recommend approval and adoption of this Agreement and the Merger by Microsource's shareholders. In connection with such meeting or seeking of written consent, Microsource:

        (a) will use all reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; and

        (b) will otherwise comply with all legal requirements applicable to such meeting.

        SECTION 5.03. ACCESS TO FINANCIAL AND OPERATION INFORMATION. From the date hereof until the Effective Time, Microsource will give Giga-tronics, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Microsource, will furnish to Giga-tronics, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct Microsource's employees, counsel and financial advisors to cooperate with Giga-tronics in its investigation of the business of Microsource and in the planning for the combination of the businesses of Microsource and Giga-tronics following the consummation of the Merger; provided that no investigation pursuant to this Section will affect any representation or warranty given by Microsource to Giga-tronics hereunder. In addition, Microsource will cooperate in arranging joint meetings among representatives of Microsource and Giga-tronics and persons with whom Microsource maintains business relationships. All requests for information made pursuant to this Section will be directed to the Chief Financial Officer of Microsource or such person as may be designated by him. All information obtained pursuant to this Section 5.03 will be governed by the terms of Section 5.08 of this Agreement.

        SECTION 5.04. OTHER OFFERS. From the date hereof until the earlier of the Effective Date or the termination of this Agreement in accordance with the terms hereof, Microsource will not (and will not authorize or permit its officers, directors, employees or other agents to), directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); or (ii) engage in negotiations with, or disclose any nonpublic information relating to Microsource or afford access to the properties, books or records of Microsource to, any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. Until this Agreement will be terminated in accordance with the terms hereof, Microsource will not enter into any agreement to merge or consolidate with, or sell a substantial portion of its assets to, any person or entity. Microsource will promptly notify Giga-tronics after receipt of any Acquisition Proposal or any request for nonpublic information relating to Microsource in connection with an Acquisition Proposal or for access to the properties, books or records of Microsource by any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. The term "Acquisition Proposal" will mean any inquiry, expression of interest or the making of any proposal or offer with respect to (i) any merger, consolidation, tender offer or other similar transaction or related transactions pursuant to which the holders of the voting securities of Microsource prior to the transaction hold following the consummation of such transaction less than eighty percent (80%) of the voting securities of the surviving entity, (ii) a sale of a material portion of the assets of Microsource, or (iii) any equity or convertible debt transaction or related transactions in which any person or group of affiliated persons other than current security holders of Microsource acquire securities of Microsource representing more than twenty percent (20%) of the aggregate voting power of Microsource's outstanding securities, other than in each case the transactions contemplated by this Agreement. For purposes of the foregoing definition, one person will be deemed to be affiliated with a second person if such first person controls, is controlled by or is under common control with the second person, and control, for purposes hereof, will be deemed to exist only in the event there exists ownership of or the right to vote, in either case directly or indirectly, securities representing more than fifty percent (50%) of the aggregate voting power of an entity's outstanding securities. Notwithstanding the foregoing, in the event that Microsource receives an unsolicited Acquisition Proposal, the terms of which are, in the judgment of the Board of Directors of Microsource, superior to the terms of the transaction contemplated hereby, Microsource shall be entitled to the extent advised by counsel that such steps are necessary to fulfill the fiduciary duty of the Board of Directors to Microsource's shareholders, to : (i) furnish non-public information to such party if prior to furnishing such non-public information Microsource receives an executed confidentiality agreement from such party; (ii) transmit the terms of the offer to Microsource's shareholders, and (iii) not recommend or withdraw a recommendation of the transaction contemplated hereby.

        SECTION 5.05. MAINTENANCE OF BUSINESS. Microsource will use all reasonable efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Microsource becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of the Giga-tronics in writing.

        SECTION 5.06. COMPLIANCE WITH OBLIGATIONS. Prior to the Effective Date, Microsource will comply with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its Articles of Incorporation and Bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Microsource and its properties or assets, except for such failures to comply which do not have a Material Adverse Effect.

        SECTION 5.07. NOTICES OF CERTAIN EVENTS. Microsource will, upon obtaining knowledge of any of the following, promptly notify Giga-tronics of:

        (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

        (c) any claims or Proceedings commenced or threatened against Microsource which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.10 or 3.20 or which relate to the consummation of the Merger.

        SECTION 5.08. CONFIDENTIALITY. Microsource agrees that for a period of three (3) years following any termination of this Agreement Microsource will not
(a) disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any confidential information or data of Giga-tronics whether of a technical or commercial nature, nor (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity to use, directly or indirectly, any such information or data in any manner which reasonably would be deemed to be competitive with the operations of Giga-tronics excepting only use of: (i) information in the public domain at the time of disclosure to Microsource; (ii) information subsequently coming into the public domain by means other than disclosure by Microsource or any of its agents; (iii) information Microsource can establish and document was in its possession or was known to it prior to its disclosure to Microsource by Giga-tronics; (iv) information disclosed to Microsource by a third party not in violation of any obligation of confidentiality or nondisclosure known to Microsource or of which Microsource should reasonably have known; or (v) information which was independently developed by Microsource or which is generally known in Microsource's industry.

        SECTION 5.09. COMPLIANCE WITH THE SECURITIES ACT. Microsource will use all reasonable efforts to cause each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Microsource to enter into prior to the Effective Date an Affiliates Agreement in substantially the form attached hereto as Exhibit 5.09 (a "Microsource Affiliates Agreement").

        SECTION 5.10. OPTIONS. Microsource shall grant to the employees specified in Exhibit 5.10 hereto Options to purchase the number of shares of Microsource Common Stock set forth therein. Such Options will be assumed by Giga-tronics in accordance with Section 1.06.

        SECTION 5.11. ADVISORY FEES. Any and all fees or other consideration payable to Microsource Advisor shall have been paid and satisfied in full through the issuance of shares of Microsource Common Stock prior to the Effective Time.

        SECTION 5.12. MICROSOURCE WARRANTS. Microsource shall cause the Microsource Warrants which are not "in the money" as determined in accordance with Section 1.08 and which have not been exercised to be canceled.

                                          ARTICLE VI
                           COVENANTS OF GIGA-TRONICS AND MERGER SUB

        Giga-tronics and Merger Sub agree that:

        SECTION 6.01. CONDUCT OF GIGA-TRONICS. From the date hereof until the Effective Time, Giga-tronics and its Subsidiaries will in all material respects conduct their business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by Giga-tronics to Microsource in writing, without the prior written consent of Microsource:

        (a) Giga-tronics will not adopt or propose any changes in its Articles of Incorporation or Bylaws;

        (b) Giga-tronics will not pay any dividend or make any other distribution to holders of its capital stock nor will Giga-tronics or any of its Subsidiaries redeem or otherwise acquire any Giga-tronics Securities;

        (c) Giga-tronics will take no extraordinary actions affecting its capital structure (e.g., declaration of stock dividends or stock splits);

        (d) Giga-tronics will not except, in the ordinary course of business consistent with past practices, sell, license or otherwise transfer to any person any Giga-tronics intellectual property rights or any intellectual property rights of any of its Subsidiaries; and

        (e) Giga-tronics will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        SECTION 6.02. COMPLIANCE WITH SECURITIES LAWS. Giga-tronics will take any action required to be taken under foreign or state securities or "blue sky" laws in connection with the issuance of Giga-tronics Common Stock in the Merger.

        SECTION 6.03. MAINTENANCE OF BUSINESS. Giga-tronics will use its best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and other persons having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Giga-tronics becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of Microsource in writing.

        SECTION 6.04. COMPLIANCE WITH OBLIGATIONS. Prior to the Effective Date, Giga-tronics and its Subsidiaries will each comply with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective certificate or articles of incorporation and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Giga-tronics and its Subsidiaries and their respective properties or assets.

        SECTION 6.05. NOTICES OF CERTAIN EVENTS. Giga-tronics will, upon obtaining knowledge of any of the following, promptly notify Microsource of:

        (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

        (c) any claims or Proceedings commenced or threatened against Giga-tronics or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
4.10 or which relate to the consummation of the Merger.

        SECTION 6.06. CONFIDENTIALITY. Giga-tronics agrees that for a period of three (3) years following any termination of this Agreement Giga-tronics will not (a) disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any confidential information or data of Microsource, whether of a technical or commercial nature, nor (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity to use, directly or indirectly, any such information or data in any manner which reasonably would be deemed to be competitive with the operations of Microsource excepting only use of (i) information in the public domain at the time of disclosure to Giga-tronics (ii) information subsequently coming into the public domain by means other than disclosure by Giga-tronics or any of its agents (iii) information Giga-tronics can establish and document was in its possession or was known to it prior to its disclosure to Giga-tronics by Microsource; (iv) information disclosed to Giga-tronics by a third party not in violation of any obligation of confidentiality or nondisclosure known to Giga-tronics or of which Giga-tronics should reasonably have known; or (v) information which was independently developed by Giga-tronics or which is generally known in Microsource's industry.

        SECTION 6.07. OBLIGATIONS OF MERGER SUB. Giga-tronics will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any Person other than Giga-tronics or a wholly owned Subsidiary of Giga-tronics. Merger Sub will not incur any indebtedness or liabilities of any kind except pursuant to this Agreement.

        SECTION 6.08. COMPLIANCE WITH THE SECURITIES ACT. Giga-tronics will use all reasonable efforts to cause each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Giga-tronics to enter on or prior to the Effective Date an Affiliates Agreement in substantially the form attached hereto as Exhibit 6.08 (a "Giga-tronics Affiliates Agreement").

        SECTION 6.09. SHAREHOLDERS' MEETING; PROXY MATERIAL. Giga-tronics will mail to its shareholders the Joint Proxy Statement/Prospectus and cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable or will seek the written consent of its shareholders for the purpose of voting on (or in the case of a written consent, consenting to) the approval and adoption of this Agreement and the Merger. The Board of Directors of Giga-tronics will, subject to their fiduciary duties, recommend approval and adoption of this Agreement and the Merger by Giga-tronics' shareholders. In connection with such meeting or seeking of written consent, Giga-tronics:

        (a) will use all reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; and

        (b) will otherwise comply with all legal requirements applicable to such meeting.

        SECTION 6.10. ACCESS TO FINANCIAL AND OPERATION INFORMATION. From the date hereof until the Effective Time, Giga-tronics will give Microsource, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Giga-tronics, will furnish to Microsource, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct Giga-tronics' employees, counsel and financial advisors to cooperate with Microsource in its investigation of the business of Giga-tronics and in the planning for the combination of the businesses of Giga-tronics and Microsource following the consummation of the Merger; provided that no investigation pursuant to this Section will affect any representation or warranty given by Giga-tronics to Microsource hereunder. In addition, Giga-tronics will cooperate in arranging joint meetings among representatives of Giga-tronics and Microsource and persons with whom Giga-tronics maintains business relationships. All requests for information made pursuant to this Section will be directed to the Chief Financial Officer of Giga-tronics or such person as may be designated by him. All information obtained pursuant to this Section 6.10 will be governed by the terms of Section 6.06 of this Agreement.

        SECTION 6.11. CREDIT FOR SERVICE. Giga-tronics agrees to provide employees of Microsource with credit for all service with Microsource or its affiliates for purposes of vesting and eligibility under any employee benefit plan, program or arrangement of Giga-tronics.

                                   ARTICLE VII
                         OTHER COVENANTS OF THE PARTIES

        The Parties agree that:

        SECTION 7.01. ADVICE OF CHANGES. Each party will promptly advise each other party in writing (i) of any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event) and (ii) of any Material Adverse Change in the business condition of the party and its Subsidiaries, taken as a whole.

        SECTION 7.02. SEC FILINGS; INDEMNIFICATION.

        (a) Giga-tronics and Microsource, and their respective agents, will jointly prepare and within twelve (12) business days after the date of this Agreement will file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of the Company and Giga-tronics under the Exchange Act with respect to the Merger and Registration Statements on Form S-4 and preliminary prospectus of Giga-tronics under the Securities Act with respect to the Giga-tronics Common Stock to be issued in the Merger, and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to their respective shareholders as promptly as practicable.

        (b) Giga-tronics and Microsource will cooperate with each other and provide to each other all information necessary in order to prepare the Joint Proxy Statement/Prospectus and any other filing required to consummate the transactions contemplated by this Agreement (collectively, the "SEC Filings") and will provide promptly to the other parties any information that such party may obtain that could necessitate amending any such document.

        (c) Giga-tronics and Microsource will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between Giga-tronics or any of its representatives or Microsource or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other governmental official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event will occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, Giga-tronics and Microsource agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Joint

Proxy Statement/Prospectus, mailing such supplement or amendment to their respective shareholders.

        (d) The information to be provided by Giga-tronics and Microsource for use in the SEC Filings will at all times prior to the Effective Time be true and correct in all material respects and will not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and Giga-tronics and Microsource each agree to correct any such information provided by it for use in any SEC Filing that will have become false or misleading. Each SEC Filing, when filed with the SEC or any government official, will comply in all material respects with all applicable requirements of law.

        (e) Giga-tronics will indemnify, defend and hold harmless the Microsource Shareholders, each of their officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act against any claims or Damages to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Damages (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that Giga-tronics was responsible for such misstatement or omission.

        (f) In accordance with Article IX hereof, Microsource will indemnify, defend and hold harmless Giga-tronics, each of is officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act against any claims or Damages to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Damages (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that Microsource was responsible for such misstatement or omission.

        (g) The Joint Proxy Statement/Prospectus will include the recommendation of the Boards of Directors of Microsource and Giga-tronics, respectively, provided, however, that the Boards of Directors of Microsource and Giga-tronics, respectively, may modify or withdraw its recommendations if it determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties.

        SECTION 7.03. OTHER REGULATORY APPROVALS. Prior to the Effective Time, each party will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Merger.

Each party will use its reasonable best efforts to obtain all such authorizations, approvals and consents.

        SECTION 7.04. ACTIONS CONTRARY TO STATED INTENT. No party hereto will, from or after the date hereof and either before or after the Effective Time, take any action that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

        SECTION 7.05. CERTAIN OTHER FILINGS. The Parties will cooperate with one another:

        (a) in connection with the preparation of any filing required by the HSR Act;

        (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

        (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 7.06. COMMUNICATIONS. Between the date hereof and the Effective Time, no party will furnish any written communication to its shareholders or to the public generally or otherwise communicate with any news media if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of Microsource and Giga-tronics as to the content thereof, which approval will not be unreasonably withheld; provided that the foregoing will not be deemed to prohibit the filing or disseminating of the Joint Proxy Statement/Prospectus or any other disclosure required by any applicable law or by any competent governmental authority.

        SECTION 7.07. SATISFACTION OF CONDITIONS PRECEDENT. The parties will use their reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

        SECTION 8.01. CONDITIONS TO OBLIGATIONS OF GIGA-TRONICS AND MERGER SUB. The obligations of Giga-tronics and Merger Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Giga-tronics, but only in a writing signed by Giga-tronics):

        (a) Accuracy of Representations and Warranties. The representations and warranties of Microsource contained in Article III shall have been true and accurate on the date hereof, and will be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks only as of an earlier date, except for changes contemplated by this agreement, and except for an update of the Microsource Disclosure Letter which Microsource shall deliver to Giga-tronics showing any changes which have occurred since the date hereof with respect to the information contained therein) and Microsource will have provided Giga-tronics with a certificate executed by the Group Presidents and the Chief Financial Officer of Microsource, dated as of the Effective Date, to such effect.

        (b) Covenants. Microsource will have performed and complied with all of its covenants contained in Articles V and VII in all material respects on or before the Effective Date, and Giga-tronics will receive a certificate to such effect signed by Microsource's President and Chief Financial Officer.

        (c) No Material Adverse Change. There will have been no Material Adverse Change in Microsource since the Microsource Balance Sheet Date.

        (d) Microsource Affiliates Agreements. Giga-tronics will have received from Microsource a letter identifying each person or entity who is an affiliate of Microsource and shall have received from each such affiliate a duly executed Microsource Affiliates Agreement.

        (e) Legal Opinion. Giga-tronics and the Merger Sub will have received an opinion of Heller, Ehrman, White & McAuliffe, counsel for Microsource, dated as of the Closing Date, in the form of Exhibit 8.01 attached hereto.

        (f) Exercise of Microsource Warrants. In accordance with Section 1.08, all of the Microsource Warrants which are determined to be not "in the money" and which have not been exercised shall have been canceled.

        (g) Consents. Microsource will have received the written consents specified Section 3.04(iii) of the Microsource Disclosure Letter.

        SECTION 8.02. CONDITIONS TO OBLIGATIONS OF MICROSOURCE. Microsource's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by Microsource, but only in a writing signed by Microsource):

        (a) Accuracy of Representations and Warranties. The representations and warranties of Giga-tronics set forth in Article IV shall have been true and accurate on the date hereof, and will be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks only as of an earlier date, except for changes contemplated by this Agreement and except for an update of the Giga-tronics Disclosure Letter which Giga-tronics shall deliver to Microsource showing any changes which have occurred since the date hereof with respect to the information contained therein) and Giga-tronics will have provided Microsource with a certificate executed by the President and the Chief Financial Officer of Giga-tronics, dated as of the Effective Date, to such effect.

        (b) Covenants. Giga-tronics will have performed and complied with all of its covenants contained in Articles VI and VII in all material respects on or before the Effective Date, and Microsource will receive a certificate to such effect signed by Giga-tronics' President and Chief Financial Officer.

        (c) No Material Adverse Change. There will have been no Material Adverse Change in Giga-tronics since the Giga-tronics Balance Sheet Date.

        (d) Giga-tronics Affiliates Agreements. Microsource will have received from Giga-tronics a letter identifying each person or entity who is an affiliate of Giga-tronics and shall have received from each such affiliate a duly executed Giga-tronics Affiliates Agreement.

        (e) Legal Opinion. Microsource will have received an opinion of Gibson, Dunn & Crutcher LLP, counsel for Giga-tronics and the Merger Sub, dated as of the Closing Date, and addressed to the shareholders of Microsource, in the form of Exhibit 8.02 attached hereto.

        (f) Tax-Free Reorganization. Microsource will have received the opinion of its counsel to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make and use reasonable efforts to cause their directors and shareholders to make) reasonable representations relating thereto.

        (g) Tax Opinion Representations. Giga-tronics shall have delivered to counsel to Microsource a signed representation letter in support of the tax opinion to be rendered pursuant to Section 8.02(f) in a form reasonably acceptable to Microsource.

        SECTION 8.03. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of Microsource and Giga-tronics hereunder are subject to the fulfillment, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

        (a) Joint Proxy Statement/Prospectus. The Joint Proxy
Statement/Prospectus will have been declared effective under the Securities Act and no stop orders with respect thereto will have been issued.

        (b) Shareholder Approval. Giga-tronics and Microsource's respective shareholders will have duly approved this Agreement, the Merger Agreement and the Merger, all in accordance with applicable laws and regulatory requirements.

        (c) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order will have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

        (d) Consents. All written consents, assignments, waivers or authorizations ("Consents"), other than Governmental Authorizations, that are required as a result of the Merger for the continuation in full force and effect of any material contracts or leases of Microsource or Giga-tronics will have been obtained, other than those Consents the failure of which to obtain would not have a Material Adverse Effect on Microsource or Giga-tronics.

        (e) Governmental Authorizations. There will have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Giga-tronics, Microsource or the Surviving Corporation or would be reasonably likely to subject any of Giga-tronics, Merger Sub, Microsource or any of their respective directors or officers to substantial penalties or criminal liability.

                                   ARTICLE IX
                                 INDEMNIFICATION

        SECTION 9.01. INDEMNIFICATION OBLIGATION.

        (a) Giga-tronics, each of its Affiliates (including Merger Sub), and each of their respective officers, directors, employees, agents and representatives (collectively, the "Giga-tronics Indemnitees") shall be indemnified and held harmless by Microsource (provided that, upon the Closing, Microsource shall cease to have any indemnity obligations under this Section 9.01, Microsource shall thereafter be a Giga-tronics Indemnitee, and no Microsource Shareholder shall have any right to seek reimbursement or contribution from Microsource for any amounts paid by such Microsource Shareholder under this Article IX), and each Microsource Shareholder in respect of any and all Damages incurred by any Giga-tronics Indemnitee as a result of any breach of any representation, warranty, covenant or agreement made by Microsource in this Agreement. Microsource (subject to the parenthetical in the preceding sentence) shall be liable in full with respect to any such breach, and each Microsource Shareholder shall be liable with respect to any such breach on a pro rata basis. Nothing set forth in this Section 9.01 shall be deemed to prohibit or limit any Giga-tronics Indemnitee's right at any time before, on or after the Closing Date to seek injunctive or other equitable relief, in lieu of or in addition to Damages, for the failure of Microsource to perform any covenant or agreement contained herein. After the Effective Time, all Damages to which any Giga-tronics Indemnitee may be entitled shall be payable from the Escrow Shares. The Microsource Shareholders shall have no obligations under this
Article IX prior to the Effective Time. After the Effective Time, the obligations of the Microsource Shareholders under this Article IX shall be limited to the Escrow Shares.

        (b) Microsource, each Microsource Shareholder, and each of Microsource's and the Microsource Shareholders' respective Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the "Shareholder Indemnitees") shall be indemnified and held harmless by Giga-tronics in respect of any and all Damages incurred by any Shareholder Indemnitee as a result of any misrepresentation and/or breach of any representation, warranty, covenant or agreement made by Giga-tronics in this Agreement; provided, however, that Microsource and its Subsidiaries shall cease to be Shareholder Indemnitees after the Closing. Nothing set forth in this
Section 9.01(b) shall be deemed to prohibit or limit any Shareholder Indemnitee's right at any time before, on or after the Closing Date to seek injunctive or other equitable relief, in lieu of or in addition to Damages, for the failure of Giga-tronics to perform any covenant or agreement contained herein.

        SECTION 9.02. TERM OF INDEMNIFICATION OBLIGATION.

        (a) All representations, warranties, covenants, agreements and obligations of Microsource contained herein, and all claims of any Giga-tronics Indemnitee in respect of any breach of any such representation, warranty, covenant, agreement or obligation, shall terminate and be of no further force and effect six (6) months after the Effective Time. Notwithstanding the foregoing, in the event that any Giga-tronics Indemnitee shall provide written notice of a specifically identified claim for indemnification in accordance with the first sentence of Section 9.03 prior to the expiration of any applicable time period described in the prior sentences of this Section 9.02, such claim shall have been timely made even if such claim shall not be finally resolved until after the expiration of the applicable time period.

        (b) All representations, warranties, covenants, agreements and obligations of Giga-tronics and Merger Sub contained herein, and all claims of any Shareholder Indemnitee in respect of any breach of any such representation, warranty, covenant, agreement or obligation of Giga-tronics, shall terminate and be of no further force and effect six (6) months after the Effective Time. Notwithstanding the foregoing, in the event that any Shareholder Indemnitee shall provide written notice of a specifically identified claim for indemnification in accordance with the first sentence of Section 9.03 prior to the expiration of any applicable time period described in the prior sentences of this Section 9.02(b), such claim shall have been timely made even if such claim shall not be finally resolved until after the expiration of the applicable time period.

        SECTION 9.03. NOTICE AND DETERMINATION OF CLAIMS. If any Giga-tronics Indemnitee or Shareholder Indemnitee (each, an "Indemnitee") shall believe that such Indemnitee is entitled to indemnification pursuant to Section 9.01 from any Microsource Shareholder (or prior to the Closing, Microsource), with respect to a Giga-tronics Indemnitee, or from Giga-tronics, with respect to a Shareholder Indemnitee, as the case may be (the "Indemnitors"), in respect of any Damages, such Indemnitee shall give all potential Indemnitors prompt written notice thereof. Any such notice shall set forth in reasonable detail and, if and to the extent then known, the amount of Damages (or an estimate thereof) arising from such claim and the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the rights of the Indemnitor to assert any reasonable defense to such claim. The Indemnitors shall have fifteen (15) business days following their receipt of such notice either (i) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (ii) to object to the claim by giving such Indemnitee written notice of the objection. If any Indemnitor acquiesces in such claim, such Indemnitee shall be entitled to be indemnified by the acquiescing Indemnitor for such Indemnitor's share (which may be the entire amount if so provided in this Agreement) of the Damages incurred by such Indemnitee in respect of such claim. If one (1) or more of the Indemnitors object to such claim in the manner required above by the expiration of such fifteen (15) business day period, representatives of the Indemnitor and Indemnitee (in the event the Indemnitor or Indemnitee is a corporation or other business entity, such representative shall be a member of senior management) shall meet to attempt to resolve such dispute. If the dispute cannot be resolved by such representatives within twenty (20) business days either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) calendar days after such written notification, the Indemnitor and Indemnitee shall meet for one (1) day with an impartial mediator (such mediator to be chosen by the mutual agreement of such Indemnitor and Indemnitee) and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty
(30) days after the one (1) day mediation, either party may begin litigation Proceedings. Nothing in this section shall be deemed to require arbitration.

        SECTION 9.04. THIRD PARTY CLAIMS. In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a person that is not a party hereto, the Indemnitors may, upon notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnitors jointly acknowledge in writing to the relevant Indemnitee the right of such Indemnitee to indemnity pursuant hereto in respect of the entirety of such claim and provide written evidence reasonably satisfactory to such Indemnitee that such Indemnitors have the financial wherewithal to defend and pay such claim in full. If the Indemnitors assume the defense of any such claim or Proceeding, the Indemnitors shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnitors shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnitors shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnitors shall have paid or caused to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided further, that the Indemnitors shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to the conduct of such Indemnitee's business; and provided further, that a condition to any such settlement shall be a complete release of such Indemnitee with respect to such claim. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnitors in the defense of any claim or Proceeding being defended by the Indemnitors pursuant to this Clause (d). If the Indemnitors do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Clause (d), such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnitors, on such terms as such Indemnitee may deem appropriate. If the Indemnitors seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnitors shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

        SECTION 9.05. ESCROW SHARES. In the event of any claims under Section
9.01 in which it is determined in accordance with this Article IX that any Giga-tronics Indemnitee is entitled to indemnification, Giga-tronics shall be entitled to pay such claims from the Escrow Shares. If a balance remains of the Escrow Shares after the termination of the Escrow Period, the Escrow Agent shall distribute on a pro rata basis such balance to the Microsource Shareholders entitled thereto; provided, however, that the Escrow Agent shall retain the portion of the balance of the Escrow Shares necessary to cover any claims for which a notice has been delivered by a Giga-tronics Indemnitee in accordance with Section 9.03, but such claim has not been finally resolved in accordance with Section 9.03 or 9.04; provided, however, that once such claim has been finally resolved in accordance with this Agreement, the Escrow Agent shall distribute the portion of such balance of the Escrow Shares relating to the claim to the Microsource Shareholders or the Giga-tronics Indemnitees entitled thereto, as the case may be.

        SECTION 9.06. LIMITATION ON DAMAGES. The aggregate amount of all Damages pursuant to, or arising out of, this Agreement and the transactions contemplated hereby, including any breach of the covenants, representations, warranties and other provisions set forth in this Agreement, for which Microsource (in the event the Effective Time shall not occur) shall be obligated to indemnify all Giga-tronics Indemnitees shall not exceed the Merger Consideration. Neither party shall be liable for Damages under this Article IX unless the aggregate amount of all such Damages exceeds Thirty-Five Thousand Dollars ($35,000) in which case the liability for indemnification under this Article IX shall include all amounts including such Thirty-Five Thousand Dollars ($35,000).

        SECTION 9.07. EXCLUSIVE REMEDY. The remedies provided for in this
Article IX are exclusive and shall be in lieu of all other remedies for breach of this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any remedy arising by reason of any claim of fraud or a knowing or willful breach of this Agreement.

        SECTION 9.08. INDEMNIFICATION DEFINITIONS.

        (a) For purposes of this Agreement, "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, in each case resulting in actual out-of-pocket, lost "benefit of the bargain or other monetary loss, including (y) interest on cash disbursements in respect of any of the foregoing at a rate per annum equal to the prime rate as published by Bank of America, NT&SA, compounded quarterly, from the date each such cash disbursement is made until the person incurring the same shall have been indemnified in respect thereof and (z) reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such person. Without limiting the generality of the foregoing, effective after the Closing, any Damages to Microsource arising out of any such breach by Microsource (where such breach occurs before the Closing), shall be deemed to be Damages to Giga-tronics, and Giga-tronics shall be entitled to assert a claim under Article IX with respect thereto.

        (b) For purposes of this Agreement, "Proceeding" means any action, suit, hearing or arbitration or governmental investigation (whether public or private).

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

        SECTION 10.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the shareholders of Microsource or Giga-tronics:

        (a) by mutual consent of the Boards of Directors of Giga-tronics, Merger Sub and Microsource;

        (b) by either Giga-tronics and Merger Sub or Microsource, if the requisite approval of the shareholders of Microsource or Giga-tronics will not be obtained by May 29, 1998;

        (c) by Giga-tronics or Microsource, if the terminating party is not in material breach of its obligations under this Agreement and if the Board of Directors of Microsource will have recommended or approved any acceptance by shareholders of any Acquisition Proposal (other than an Acquisition Proposal made by Giga-tronics or an affiliate of Giga-tronics); provided, however, that Microsource may not terminate this Agreement pursuant to this Section 10.01(c) unless, simultaneously with such termination, Microsource pays to Giga-tronics a termination fee of $750,000 and enters into a definitive agreement to effect an Acquisition Proposal.

        (d) by either Giga-tronics and Merger Sub or Microsource, respectively,
(A) if there has been a breach of any representation and warranty such that
Section 8.01(a) or 8.02(a), respectively, cannot be satisfied or (B) if either Microsource or Giga-tronics and Merger Sub, respectively, fail to perform any material covenant or agreement contained in this Agreement such that Sections 8.01(b) or 8.02(b) cannot be satisfied, and in both case (A) and case (B) such breach has not been promptly cured after notice to the breaching party; or

        (e) by Microsource, if it is not in material breach of its obligations under this Agreement and if the Board of Directors of Giga-tronics will have withdrawn its recommendation of the Merger, or

        (f) by either Giga-tronics and Merger Sub or Microsource, respectively, at any time after May 29, 1998, unless the delay is caused by the failure of the terminating party to fulfill its obligations hereunder.

        SECTION 10.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement will forthwith become void, and, except as provided in Section 10.01(c), there will be no liability on the part of either Giga-tronics, Merger Sub or Microsource, except that each of the agreements contained or referred to in Sections 5.08, 6.06 and 11.02 and Article 9 will survive the termination hereof; provided, however, that each party will be entitled to any remedies at law or in equity in the event of a breach of this Agreement by the other party.

                                   ARTICLE XI
                                  MISCELLANEOUS

        SECTION 11.01. FURTHER ASSURANCES. Subject to the fiduciary duties of the Board of Directors of Microsource as advised by outside counsel, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger. Without limiting the generality of the foregoing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        SECTION 11.02. FEES AND EXPENSES. Whether or not the Merger is consummated, each party will pay all fees and expenses incurred by such party, including counsel fees and fees of accountants contracted by such party, and any other expenses specifically identifiable to such party in connection with the transactions contemplated hereby. Any other costs and expenses not specifically identified as applicable to either Microsource or Giga-tronics will be shared equally.

        SECTION 11.03. NOTICES. Any notice or communication required or permitted by this Agreement will be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received):

        (a) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or

        (b) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

Giga-tronics and Merger Sub:

        Giga-tronics Incorporated
        4650 Norris Canyon Road
        San Ramon, CA 94583
        Attention: George H. Bruns, Jr.
                   Chief Executive Officer
        Facsimile: (510) 328-4700

With copy to:

        Gibson, Dunn & Crutcher LLP
        Pacific Telesis Tower
        One Montgomery Street
        San Francisco, CA 94104
        Attention: William L. Hudson, Esq.
        Facsimile: (415) 986-5309

Microsource:

        Microsource, Inc.
        1269 Corporate Center Parkway
        Santa Rosa, CA 95407
        Attention: Hans Burkhardt, Group President
                   Mark Lampenfeld, Group President
        Facsimile: (707) 527-7176

With copy to:

        Heller, Ehrman, White & McAuliffe
        525 University Avenue, Suite 1100
        Palo Alto, CA  94301
        Attention: Richard Friedman, Esq.
        Facsimile: (650) 324-0638

        Such communications will be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

        SECTION 11.04. GOVERNING LAW. The laws of the State of California (irrespective of its choice of law principles) will govern all issues concerning the Merger and all other issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

        SECTION 11.05. BINDING UPON SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement and the provisions hereof will be binding upon each of the parties, their permitted successors assigns. This Agreement may not be assigned by any party without the prior written consent of the parties.

        SECTION 11.06. SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will continue in full force and effect and in no way be affected, impaired or invalidated.

        SECTION 11.07. ENTIRE AGREEMENT. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

        SECTION 11.08. OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

        SECTION 11.09. AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time before or after approval of this Agreement and the Merger by the shareholders of Microsource and prior to the Effective Time, this Agreement may be amended or supplemented by Microsource or Giga-tronics with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of Microsource there will be no amendment or change to the provisions hereof with respect to the Exchange Ratio without further approval by the shareholders of Microsource, and no other amendment will be made which by law requires further approval by such shareholders without such further approval.

        SECTION 11.10. NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        SECTION 11.11. CONSTRUCTION OF AGREEMENT: KNOWLEDGE. A reference to an Article, Section or an Exhibit will mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, "knowledge" of any party will mean the actual knowledge of the executive officers of such party.

        SECTION 11.12. PARTIES IN INTEREST. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 7.02 (which is intended to be for the benefit of the persons provided for therein, and may be enforced by such persons) and Indemnitees under
Article IX who are not parties to this Agreement.

        SECTION 11.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as against any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as signatories.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            GIGA-TRONICS INCORPORATED


                                            By: /s/George H. Bruns, Jr.
                                            Name:  George H. Bruns, Jr.
                                            Title: Chief Executive Officer


                                            GIGA MICRO CORP.


                                            By: /s/ George H. Bruns, Jr.
                                            Name:  George H. Bruns, Jr.
                                            Title: Chief Executive Officer


                                            MICROSOURCE, INC.


                                            By: /s/ Mark Lampenfeld
                                            Name:  Mark Lampenfeld
                                            Title: President